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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have included our report dated April 24, 1998, accompanying the financial statements of Gary Player Golf, Inc. and Subsidiaries contained in the Registration Statement and Prospectus of Gary Player Golf, Inc., which will be signed upon consummation of the transactions described in Note P, items 1 and 2 to the financial statements. We have also issued our report dated April 8, 1998, accompanying the financial statements of Gary Player Golf Equipment (a division of Gary Player Group, Inc.) contained in the Registration Statement and Prospectus of Gary Player Golf, Inc. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

GRANT THORNTON LLP


/s/ Grant Thornton LLP
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    Grant Thornton LLP

Los Angeles, California
August 17, 1998